EXHIBIT 99.1


CONTACT:  GUS J. ATHAS
          (312) 906-6860                                 FOR IMMEDIATE RELEASE


                         FALCON BUILDING PRODUCTS -
                    1996 ANNUAL MEETING TO BE RESCHEDULED


CHICAGO, May 10, 1996 - Falcon Building Products, Inc. (NYSE:FB) announced that its annual meeting of shareholders, previously set for May 16, 1996,

will be re-scheduled as a result of all of its Class B common stock being converted into Class A stock.  Shareholders will receive revised proxy materials reflecting this development.


Prior to the conversion, the Company had Class A stock which was owned by the public and Class B stock which was owned by Eagle Industries, Inc. ("Eagle"),

an affiliate of Samuel Zell.  As a result of the transfer of the Class B shares from Eagle to another affiliate of Mr. Zell, the Class B shares were automatically converted into Class A shares pursuant to provisions in the

Company's charter.  Mr. Zell indicated that he continued to support the

Company and its strategic direction and that this transfer is not indicative of any change in his investment intentions.


Headquartered in Chicago, Falcon Building Products is a leading North

American manufacturer and supplier of highly engineered building products serving residential, light commercial and consumer markets.